Exhibit 10.7

TRANSUNION

AMENDED AND RESTATED MAJOR STOCKHOLDERS’ AGREEMENT

Dated as of [●], 2015

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TABLE OF CONTENTS

(continued)

Exhibit A – Form of Joinder to Major Stockholders’ Agreement

Exhibit B – Registration Rights Agreement

Exhibit C – Form of Director & Officer Indemnification Agreement

Exhibit D – Management Rights Letter

Schedule A – Form Compliance Certificate

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AMENDED AND RESTATED MAJOR STOCKHOLDERS’ AGREEMENT

This AMENDED AND RESTATED MAJOR STOCKHOLDERS’ AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is made as of [●], 2015, among (i) TransUnion (formerly known as TransUnion Holding Company, Inc.), a Delaware corporation (the “Parent”); (ii) the Advent Investors (as hereinafter defined) and (iii) the GS Investors (as hereinafter defined, and together with the Advent Investor, the “Investors”), and any other Person who becomes a party hereto pursuant to Article VII (each a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, on April 30, 2012 the Parent, Spartan Acquisition Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Parent (“Merger Sub”), and TransUnion Intermediate Holdings, Inc. (formerly known as TransUnion Corp.) (the “Company”) consummated the transaction contemplated by that certain Merger Agreement, dated as of February 17, 2012 by and among such parties and certain other parties thereto (the “Merger”);

WHEREAS, in connection with the Merger, Parent, certain of the Advent Investors and the GS Investors entered into that certain Major Stockholders’ Agreement dated as of April 30, 2012 (as amended by Amendment No. 1 dated January 28, 2014 and by Amendment No. 2 dated January 1, 2015, the “Original Agreement”);

WHEREAS, in connection with the consummation by Parent of an IPO, the parties hereto desire to amend and restate the Original Agreement in its entirety and enter into this Agreement to govern certain of their rights, duties and obligations with respect to their ownership of Shares after consummation of the IPO.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adverse Person” has the meaning set forth in Section 4.1(c).

“Advent Investor” means Advent-TransUnion Acquisition Limited Partnership.

“Affiliate” means, with respect to any Person, (a) any other Person that controls, is controlled by, or is under common control with such Person and (b), solely with respect to Section 4.1, a director or executive officer of such Person or of any Person identified in clause (a) above. The term “control,” as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes hereof, none of the Investors, the Parent, or any of their respective Subsidiaries shall be considered Affiliates of any portfolio operating company in which the Investors or any of their investment fund Affiliates have made a debt or equity investment, and none of the Investors or any of their Affiliates shall be considered an Affiliate of (a) Parent or any of its Subsidiaries or (b) each other.

“Agreement” means this Amended and Restated Major Stockholders’ Agreement, as the same may be amended, supplemented, restated or modified.

“Banking Regulations” means all federal, state and foreign Laws applicable to banks, bank holding companies and their subsidiaries and Affiliates, including without limitation, the Bank Holding Company Act, the Federal Reserve Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Beneficial Ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however, that no Stockholder shall be deemed to beneficially own any securities of the Parent held by any other Stockholder solely by virtue of the provisions of this Agreement (other than this definition which shall be deemed to be read for this purpose without the proviso hereto).

“Board” means the Board of Directors of the Parent.

“Board Observer” has the meaning set forth in Section 3.1(c).

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.

“Change in Control” means the occurrence of any of the following events:

(a) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Parent or the Company to any “person” or “group” (as such terms are defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than to any of the Investors or any of their respective Affiliates (collectively, the “Permitted Holders”); or

(b) any person or group, other than one or more of the Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Parent or the Company (or any entity which controls the Parent or Company, or which is a successor to all or substantially all of the assets of the Parent or the Company), including by way of merger, recapitalization, reorganization, redemption, issuance of capital stock, consolidation, tender or exchange offer or otherwise; or

(c) a merger of the Parent or the Company with or into another Person (other than one of more of the Permitted Holders) in which the voting shareholders of the Parent or the Company immediately prior to such merger cease to hold at least 50% of the voting shares of the Parent or the Company (or the surviving corporation or ultimate parent) immediately following such merger;

provided that, in each case under clause (a), (b) or (c), no Change in Control shall occur unless the Permitted Holders in such transaction cease to have the ability, without the approval of any Person who is not a Permitted Holder, to elect more members of the Board of Directors of the Parent (or the resulting entity) than any other shareholder or group of affiliated shareholders, and in no event shall a Change in Control be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Parent or any of its Subsidiaries, or (ii) contributing assets or equity to entities controlled by the Parent (or owned by the Parent in substantially the same proportions as their ownership of the Parent).

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Company” has the meaning set forth in the Preamble.

“Company Group” has the meaning set forth in Section 6.10(a).

“Consumer Disclosures” has the meaning set forth in Section 6.13(b).

“Coordination Committee” has the meaning set forth in Section 4.1(a).

“Encumbrance” means any charge, claim, community or other marital property interest, right of first option, right of first refusal, mortgage, pledge, lien or other encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Information” has the meaning set forth in Section 6.10(b).

“GS Investors” means GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., Spartan Shield Holdings, GS Capital Partners Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, MBD 2011 Holding, L.P., Opportunity Partners Offshore-B Co-Invest AIV, L.P.

“Indemnified Liabilities” has the meaning set forth in Section 6.12.

“Indemnitees” has the meaning set forth in Section 6.12.

“Initial Ownership Interest” means, with respect to any Investor, the number of Share Equivalents held by such Investor as of the date hereof plus any Share Equivalents sold by any Investor pursuant to an IPO.

“Initial Public Offering” or “IPO” means the first underwritten Public Offering.

“Investor” has the meaning set forth in the Preamble.

“Investor Director Designee” has the meaning set forth in Section 3.1(a).

“Investor’s Ownership Percentage” means, as of any determination date a fraction (expressed as a percentage), the numerator of which is the aggregate number of Share Equivalents owned by that Investor or any Affiliate thereof, and the denominator of which is the aggregate number of Share Equivalents held by all holders of Shares or Share Equivalents.

“Joinder Agreement” has the meaning set forth in Section 4.2(a).

“Law,” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, including, without limitation, Banking Regulations, and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Management Agreement” means that certain Management Agreement among the Parent and the Investors, dated as of April 20, 2012, and terminated in connection with the IPO.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Parent” has the meaning set forth in the Recitals.

“Permitted Holders” has the meaning set forth in the definition of “Change in Control”.

“Permitted Transferee” means with respect to any Investor, any Affiliate of such Investor (including, with respect to the Advent Investor, any of the following funds and their Affiliates: Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership, Advent International GPE VI-E Limited Partnership, Advent International GPE VI-F Limited Partnership, Advent International GPE VI-G Limited Partnership, Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A Limited Partnership, and Advent Partners GPE VI-A 2010 Limited Partnership).

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, as modified by Section 3(42) of ERISA, or any successor regulations.

“Proprietary Information” has the meaning set forth in Section 6.17.

“Public Offering” means any public offering and sale of equity securities of the Parent or any successor to the Parent for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Reimbursable Expenses” has the meaning set forth in Section 6.9.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule or regulation).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Share Equivalents” means, for a Person or Persons, (a) Shares Beneficially Owned as of such determination date by such Person or Persons, and (b) the number of Shares issuable upon exercise, conversion or exchange of any security that is currently exercisable for, convertible into or exchangeable for, on any such date of determination, Shares without payment to the Parent of any additional consideration.

“Shares” means shares of common stock, par value $0.01 per share, of the Parent.

“Stockholder” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.

“Transfer” means, with respect to any Share Equivalents, a direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Share Equivalents, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law; provided, that a Transfer shall not include any direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of Share Equivalents as a result of any direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in The Goldman Sachs Group, Inc. or Advent International Corporation, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law.

“Transferred”, “Transferring” and “Transferee” shall each have a correlative meaning to the term “Transfer.”

“VCOC Investor” means GS Capital Partners VI Parallel, L.P.

Section 1.2. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. Except as otherwise set forth herein, Shares underlying unexercised options that have been issued by the Parent shall not be deemed “outstanding” for any purposes in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, hereby represents and warrants to the Parent, and each other Stockholder that on the date hereof:

(a) This Agreement has been duly authorized, executed and delivered by such Stockholder and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by such Stockholder of this Agreement and the agreements contemplated hereby and the consummation by such Stockholder of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law, rule or regulation applicable to such Stockholder or his or her properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Stockholder or his or her properties or assets; or (iii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which such Stockholder is a party or by which such Stockholder or his or her properties or assets are bound.

(c) Such Stockholder understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, Shares must be held indefinitely.

Section 2.2. Entitlement of the Parent and the Stockholders to Rely on Representations and Warranties. The representations and warranties contained in Section 2.1 may be relied upon by the Parent, and by the other Stockholders, in connection with the entering into of this Agreement. Without limiting the foregoing, each Stockholder agrees to give the Parent prompt written notice in the event that any representation of such Stockholder contained in Section 2.1 ceases to be true at any time following the date hereof.

Section 2.3. Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Stockholders that as of the date of this Agreement:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

(b) This Agreement has been duly and validly executed and delivered by the Parent and constitutes a legal and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally and by equitable principles of general applicability;

(c) The execution, delivery and performance by the Parent of this Agreement and the consummation by the Parent of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of Law, statute, rule or regulation to which the Parent is subject, (ii) violate any order, judgment or decree applicable to the Parent or (iii) conflict with, or result in a breach or default under, any term or condition of the Parent’s organizational documents or any agreement or instrument to which the Parent is a party or by which it is bound; and

ARTICLE III

MANAGEMENT

Section 3.1. Composition of the Board of Directors.

(a) Investors shall have the right to designate for election to the Board the following members: (i) two (2) individuals designated by the GS Investors or their Affiliates, and (ii) two (2) individuals designated by the Advent Investor or their Affiliates (any individual designated by the GS Investors or the Advent Investor, an “Investor Director Designee”), and the Parent shall include each Investor Director Designee among the Parent’s and its directors’ nominees for election to the Board at all of the Parent’s applicable annual or special meetings of stockholders (or written consents) at which directors are to be elected, subject to satisfaction of all legal and governance requirements regarding service as a director of the Parent. If the Parent’s Nominating and Corporate Governance Committee determines that an Investor Director Designee is not qualified to serve on the Board consistent with such committee’s policies and procedures, the applicable nominating Investor shall have the right to designate a different Investor Director Designee. The right of an Investor to designate the directors shall be subject to the following:

(i) If an Investor Transfers (through one or more Transfers) more than seventy-five percent (75%) of its Initial Ownership Interest, such Investor or all of the Investors, as the case may be, shall only be entitled to designate one (1) director for appointment to the Board; and

(ii) If an Investor Transfers (through one or more Transfers) more than ninety percent (90%) of its Initial Ownership Interest, such Investor or all of the Investors, as the case may be, shall not be entitled to designate any directors for appointment to the Board.

(b) As of the date hereof, the directors designated for appointment to the Board (i) by the GS Investors shall be Sumit Rajpal, designated as a Class III Director, and Gil Klemann, designated as a Class II Director, and (ii) by the Advent Investor shall be Christopher Egan, designated as a Class III Director and Steven Tadler, designated as a Class II Director.

(c) In addition to any rights the Investors may have pursuant to Section 6.1, so long as the VCOC Investor beneficially owns at least five percent (5%) of its Initial Ownership Interest, and to the extent necessary for the Investor’s investment in the Share Equivalents to qualify as a “venture capital investment” under the Plan Asset Regulations, the VCOC Investor shall be permitted to designate one non-voting observer to the Board (a “Board Observer”) and any committee thereof and the board of directors or any committee thereof of any Subsidiary, who shall have the right to attend and observe, but not vote at, meetings of the Board and any committee thereof or the board of directors or any committee thereof of any Subsidiary, as applicable.

(d) Except as provided in Section 3.1(a), if the number of individuals that an Investor has the right to designate for election to the Board is decreased pursuant to Section 3.1(a), then the corresponding number of director designees of such Investor shall immediately resign from the Board, and the Parent and the Investors shall be immediately required to take any and all actions necessary or appropriate to cooperate in ensuring the removal of such individual. Except as provided above, each Investor shall have the sole and exclusive right to immediately remove its respective designees to the Board, as well as the exclusive right to designate the person to fill vacancies (serving in the same class as the predecessor) that remain open by not designating a director initially or that are created by reason of death, removal or resignation of such designees; provided that the Parent’s Nominating and Corporate Governance Committee determines that such persons designated to fill such vacancies are qualified to serve on the Board.

(e) To the extent nominated or designated by any Investor, the Parent and each of the Stockholders shall take all actions necessary and within their control, including (i) in the case of the Parent, soliciting proxies for each Investor Director Designee to the same extent it does so for its other director nominees, and (ii) in the case of the Investor, voting the Shares held by such Investor (whether at a meeting or by written consent), to cause (A) the nomination, election, removal or replacement of the Investor Director Designees as provided for herein, and (ii) the Person designated as Board Observer to be designated as non-voting observer to the board of directors of the Parent for so long as the VCOC Investor is entitled to appoint a Board Observer pursuant to Section 3.1(b) hereof. No Person shall take any action with respect to the Parent that would be inconsistent with the provisions of this Agreement.

(f) The Parent and its Subsidiaries shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the board of directors of any of the Parent’s Subsidiaries, and any committees thereof, including without limitation travel, lodging and meal expenses, in accordance with the Parent’s reimbursement policies.

(g) The Parent and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of each of the Parent’s Subsidiaries. The Parent and its Subsidiaries shall enter into director and officer indemnification agreements substantially in the form attached at Exhibit C hereto, with each of the Investor’s designees on the Board.

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1. Coordination Committee; Transfer Restrictions.

(a) Effective as of the IPO, the Parent shall create a coordination committee (the “Coordination Committee”), which shall not be a committee of the Board, and will maintain such committee for so long as required pursuant to this Section 4.1(b) or until disbanded with the written consent of each Investor. The Coordination Committee shall, as provided in this Section 4.1(b), facilitate coordination of (i) dispositions of Shares held by the Investors pursuant to Rule 144, or (ii) any distributions of any Shares by any Investor to its investors. The Investors each shall be permitted to designate an equal number of representatives (who may, but need not, be a director of the Parent) to participate on the Coordination Committee, and shall be permitted to remove and replace such designee from time to time. The procedures governing the conduct of the Coordination Committee shall be established from time to time by the written consent of each Investor. The Coordination Committee shall meet as needed. The Coordination Committee shall notify the Parent of any disposition or distribution of Shares which is effected and of which such committee has been notified. If requested by Parent (and at the expense of the Parent) any such disposition or distribution shall be supported by an opinion of reputable counsel acceptable to the parties retained by the Investors as to applicability of the Securities Act and any applicable exemptions thereunder. Parent shall not be required to forego, delay or abandon any business opportunity to enable any Investor to effectuate a disposition or distribution.

(b) After the IPO, so long as the aggregate Investor’s Ownership Percentage is at least twenty percent (20%), an Investor wishing to (i) Transfer any Shares pursuant to Rule 144, or (ii) distribute any Shares to such Investor’s investors, shall consult with the Coordination Committee prior to taking such action or entering into any definitive agreement with respect to such action, and shall use reasonable efforts to minimize any adverse impact to the other Investor in respect of such Transfer or distribution.

(c) Notwithstanding any provisions of this Article IV, except in connection with a Change of Control, in no event shall any Stockholder knowingly Transfer any of its Share Equivalents to any Person (including an Affiliate) if the Transferee is (i) a competitor of the Parent or any of its Subsidiaries, or otherwise adverse to the Parent or any of its Subsidiaries, or (ii) a strategic investor (any Person described in sub-sections (i) or (ii), an “Adverse Person”); provided, that, for the avoidance of doubt, a Stockholder Transferring Share Equivalents to the public following a Public Offering (x) in a registered Public Offering or (y) pursuant to Rule 144 under the Securities Act shall not be deemed to have “knowingly” Transferred Share Equivalents to an Adverse Person for purposes of this Section 4.1(c).

ARTICLE V

REGISTRATION RIGHTS

The Parent shall grant to each of the Stockholders and certain members of senior management of the Parent or its Subsidiaries the registration rights set forth in the Registration Rights Agreement in Exhibit B hereto.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1. Additional VCOC Rights. For so long as the VCOC Investor, directly or indirectly, continues to hold any Share Equivalents, without limitation or prejudice of any of the rights provided to the Stockholders hereunder, the Parent and its Subsidiaries shall provide the VCOC Investor with all information and access rights necessary to qualify the VCOC Investor’s investment in the Share Equivalents as a “venture capital investment” within the meaning of the Plan Asset Regulations, and the Parent and its Subsidiaries shall enter into a customary VCOC management rights letter in the form of Exhibit D hereto.

Section 6.2. Legend on Share Certificates.

(a) The certificates representing the Share Equivalents shall include an endorsement typed conspicuously thereon of the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, RESOLD, ASSIGNED, TRANSFERRED PLEDGED OR HYPOTHECATED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933, AS AMENDED.

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF AN AMENDED AND RESTATED MAJOR STOCKHOLDERS’ AGREEMENT DATED AS OF [●], 2015 (AS MAY BE AMENDED FROM TIME TO TIME) AND MAY NOT BE VOTED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

In the event that any Share Equivalents shall become freely tradable under the Securities Act and all other applicable securities Laws, the Parent shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the first paragraph of the legend required by this Section 6.2. In the event that any Share Equivalents shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Parent shall, upon the request of the holder thereof, issue to such holder a new certificate representing such Share Equivalents without the second paragraph of the legend required by this Section 6.2.

(b) All certificates for Share Equivalents hereafter issued, whether upon transfer or original issue, shall be endorsed with a like legend.

Section 6.3. No Promotion. The Parent agrees that it will not, without the prior written consent of the applicable Affiliate of the GS Investors or the applicable Affiliate of the Advent Investors, as the case may be, in each instance, (a) use in advertising, publicity, or otherwise the name of Goldman, Sachs & Co., Advent International Corporation or any of their respective Affiliates, or any partner or employee of any such Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co., Advent International Corporation, or any of their respective Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Parent has been approved or endorsed by Goldman, Sachs & Co., Advent International Corporation, or any of their respective Affiliates.

Section 6.4. Exculpation Among Investors. Each Stockholder acknowledges that it is not relying upon any person, firm or corporation, other than the public information filed by the Parent with the SEC relating to its Shares, in making its investment or decision to sell, retain or further invest in the Parent. Each Stockholder agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

Section 6.5. No Fiduciary Duty; Investment Banking Services. The parties hereto acknowledge and agree that nothing in this Agreement shall create a fiduciary duty of Goldman, Sachs & Co. or any of its Affiliates or Advent International Corporation or any of its Affiliates to the Parent or the Stockholders. Notwithstanding anything to the contrary herein or any actions or omissions by representatives of Goldman, Sachs & Co. or any of its Affiliates or Advent International Corporation or any of its Affiliates in whatever capacity, including as a director or observer to the Board, it is understood that Goldman, Sachs & Co. or any of its Affiliates or Advent International Corporation or any of its Affiliates is not acting as a financial advisor, agent or underwriter to the Parent or any of its Affiliates or otherwise on behalf of the Parent or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

Section 6.6. Obligation to Update Investors. The Parent shall keep the Investors Director Designee informed, on a current basis, of any events, discussions, notices or changes with respect to any tax (other than ordinary course communications which could not reasonably be expected to be material to the Parent), criminal or regulatory investigation or action involving the Parent or any of its Subsidiaries, and shall reasonably cooperate with the Investors, their members and their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to the Investors or their Affiliates that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).

Section 6.7. Logo of the Parent and its Subsidiaries. The Parent grants the Investors permission to use the Parent’s and its Subsidiaries’ names and logos in the Investors’ or their respective Affiliates’ marketing materials solely to reflect that Parent is, or was, at one time a portfolio company of the Investor. The Investors or their respective Affiliate, as applicable, shall include a trademark attribution notice giving notice of the Parent’s or its Subsidiaries’ ownership of its trademarks in the marketing materials in which the Parent’s or its Subsidiaries’ names and logos appear.

Section 6.8. Regulatory Matters.

(a) Each Investor hereby agrees to use its reasonable best efforts to supply and provide information, from time to time, that is accurate in all material respects to any governmental authority requesting such information in connection with filings or notifications relating to any acquisition, disposition and change of control transaction (including by way of merger, consolidation, tender offer or exchange offer or otherwise), or the establishment of a new business activity, involving the Parent and its Subsidiaries.

(b) Notwithstanding the foregoing, (i) if any governmental authority requests the disclosure of financial information of any Person (“Financial Information”); or (ii) if necessary for Parent to consummate a transaction approved by its Board or its voting shareholders, establish a new business activity, or for an Investor to comply with or to avoid a potential violation of (A) any applicable Banking Regulation, Law or other regulation or (B) any order, directive or guidance of a court or governmental agency having jurisdiction over such Investor, then, in each case, the affected Investor shall, if commercially reasonably feasible, restructure its investment in Parent (including potentially altering or reducing voting or governance rights, or transferring the investment to an Affiliate) so long as such restructuring (x) is designed in such a manner as to have a reasonable likelihood of causing the governmental authority to withdraw its request for Financial Information or ensuring compliance with or avoiding the potential violation of the applicable Banking Regulation, Law, other regulation or court or governmental agency order, directive or guidance, as the case may be, (y) is not reasonably likely to adversely impact any other Investor or Parent in any manner, including, without limitation, increasing any other Investor’s regulatory filing requirements or imposing new materially adverse restrictions on Parent and (z) is not reasonably likely to adversely impact the timing of the closing of such transaction or the likelihood of receipt of the requisite regulatory approvals in any manner.

Section 6.9. Expenses. The Parent will pay (or cause to be paid) to an Investor (or an Affiliate thereof) on demand all Reimbursable Expenses whether incurred prior to or following the date of this Agreement. As used herein, “Reimbursable Expenses” means, all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of, and any amounts paid in respect of indemnities in favor of, any attorneys, accountants, consultants and other third parties) incurred by such Investor or an Affiliate thereof (i) on behalf of the Parent (with the Parent’s consent), (ii) in connection with any services provided by such Investor or its Affiliates to the Parent or any of its Affiliates from time to time or (iii) in connection with such Investor’s enforcement of rights or taking of actions under this Agreement, the constitutive documents of the Parent or any of its Subsidiaries, or any transaction or agreement to which the Parent or any of its Subsidiaries is a party.

Section 6.10. Indemnity and Liability.

(a) Parent hereby indemnifies and agrees to exonerate and hold each of the Investors and each of its respective shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees, representatives, and agents and each of the partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees, representatives, and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement and may specifically enforce Parent’s obligations hereunder, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses or any other amounts in connection therewith, including without limitation all actual out-of-pocket attorneys’ fees and expenses (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, arising out of, or in any way relating to (i) the Merger Agreement or the transactions contemplated by the Merger Agreement, (ii) services provided by any Investor to Parent or to the Parent or any of the Parent’s Subsidiaries (collectively, the “Company Group”), including, without limitation, services provided under the Management Agreement, (iii) this Agreement, except for any breach of this Agreement by such Investor or such Investor’s respective Indemnitee, or (iv) any claim, cause of action or suit against the Investor or any Indemnitee solely by reason of the Investor’s status as a stockholder of the Parent and which arises out of or relates to actions, liabilities or losses of the Parent or its Subsidiaries, but not including any Indemnified Liabilities arising from or primarily related to such Indemnitee’s willful misconduct, fraud or gross negligence, or filings with the SEC describing its ownership in Parent, or in connection with any Public Offering where information provided by an Investor is the cause of any claim relating to that Public Offering. If and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, Parent hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For purposes of this Section 6.10, none of the circumstances described in the limitations contained in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by Parent, then such payments shall be repaid by such Indemnitee to Parent.

(b) Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim, suit, investigation or proceeding in which

Parent, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party. An Indemnified Party shall have the right to employ separate counsel at the expense of Parent and to control its own defense of such action, claim, suit, investigation or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between Parent, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. Parent agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, suit, investigation, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, suit, investigation, action or proceeding.

(c) The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or regulation. Parent hereby agrees that it is the indemnitor of first resort (i.e., its obligations to any Indemnitee under this Agreement are primary and any obligation of any Investor (or any Affiliate thereof (other than Parent)) to provide advancement or indemnification for the same Indemnified Liabilities (including all interest, assessment and other charges paid or payable in connection with or in respect of such Indemnified Liabilities) incurred by Indemnitee are secondary), and if any Investor (or any Affiliate thereof other than Parent) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws or charter) with any Indemnitee, then (i) such Investor shall be fully subrogated to all rights of Indemnitee with respect to such payment, and (ii) Parent shall reimburse such Investor (or such other Affiliate) for the payments actually made. Parent hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise, and to cause each of its Affiliates not to exercise), any claims or rights that Parent may now have or hereafter acquire against any Indemnitee (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of Parent’s obligations under this Agreement or under any indemnification obligation (whether pursuant to any other contract, any organizational document or otherwise), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Indemnitee against any Indemnitee, whether such claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right. Except as specifically provided otherwise in this Agreement, none of the Indemnitees will be liable to Parent or any of its Affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute willful misconduct.

Section 6.11. Compliance Covenants. For so long as the GS Investors (together with any Affiliates are deemed to control the Parent for purposes of any Banking Regulation, the parties hereto agree as follows:

(a) Policies and Procedures. Parent shall, and shall cause its Subsidiaries to, establish, maintain and enforce policies and procedures reasonably designed for compliance with (i) the policies and procedures of the GS Investors and their Affiliates as specifically directed in writing by the GS Investors, and (ii) any other Laws applicable to the Parent or its Subsidiaries. Parent has provided the GS Investors with copies of its policies and procedures, and commits to provide any and all policies and procedures in the future as requested by the GS Investors. The GS Investors shall be entitled to require implementation of, or revisions to, the Parent policies and procedures at any time if GS Investors deem such change reasonably necessary to comply with regulations or guidance from applicable federal or state regulatory agencies.

(b) Parent Consumer Disclosure. Upon request of the GS Investors, the Parent shall, and shall cause its Subsidiaries to, provide to the GS Investors copies of all marketing materials, terms and conditions, website disclosures, and any other document that includes legal disclosure relating to consumers (collectively, “Consumer Disclosures”). The Parent shall revise the Consumer Disclosures at any time upon the written request of the GS Investors, provided the GS Investors have reasonably determined that such change is necessary to comply with regulations or guidance from applicable federal or state regulatory agencies.

(c) Consent Requirements. The Parent shall not, and shall cause its Subsidiaries not to, without the prior written consent of the GS Investors, which consent shall not be unreasonably withheld, expand or make any change in the nature of the activities of the Parent or its Subsidiaries (including entering into new lines of business) beyond those activities that are being pursued as of the date of this Agreement as reflected in the registration statement filed with the SEC for the IPO that are otherwise permissible for financial holding companies to conduct under Section 4(k) of the BHC Act (any such new business activity or change to current activities, a “New Activity”). Upon notice from the GS Investors, the Parent shall, and shall cause its Subsidiaries to, refrain from commencing any New Activity or terminate or modify any existing activity if, in the reasonable judgment of the GS Investors, the Parent’s (i) commencing such New Activity or terminating or modifying such existing activity is required under applicable Law or by the Federal Reserve or any governmental entity having jurisdiction over the GS Investors and its Affiliates or, by reason of its affiliation with the GS Investors and its Affiliates, the Parent or (ii) the commencement of such New Activity or continued operation of such existing activity would require the GS Investors to seek approval from or make any filings with any governmental entity having jurisdiction over the GS Investors and its Affiliates or, by reason of its affiliation with the GS Investors and its Affiliates, the Parent. Upon request of Parent, GS Investors will provide an outside legal opinion to Parent that fully supports the request of GS Investors and confirms that there is no ability for the GS Investors to restructure its investment in Parent, as contemplated by Section 6.8(b) above, to enable Parent to pursue the New Activity.

(d) Obligation to Update GS Investors. The Parent shall provide the GS Investors with prompt written notice of, and copies of any available documents related to:

(i) Any criminal or regulatory investigation, proceeding or other action involving the Parent or any of its Subsidiaries;

(ii) Any event or occurrence with respect to the Parent or any of its Subsidiaries that would, or could reasonably be expected to, result in any material adverse legal, regulatory or reputational consequences for the Parent or its Subsidiaries;

(iii) Any material violation or breach of any policy or procedure set forth in Section 6.11(a) hereof;

(iv) Any material violation of any policies or standard procedures regarding customer interactions or discipline of personnel; and

(v) Any material weakness or significant deficiency noted in any regulatory, legal or internal control at the Parent or any of its Subsidiaries noted by the Parent, any of its Subsidiaries, its auditors, or any governmental authority having jurisdiction over the GS Investors and their Affiliates, the Parent or any of its Subsidiaries, whether as a result of an internal or external audit, in a report of regular examination by a Governmental Entity or otherwise.

(e) The Parent shall, and shall cause its Subsidiaries to, take all actions that the GS Investors may reasonably request to cause any material legal, regulatory or internal control deficiencies and violations of policies and procedures to be promptly remedied.

(f) The Parent shall not, and shall cause its Subsidiaries not to, purchase or otherwise acquire any shares of capital stock, or securities convertible into or exchangeable for shares of capital stock, of any bank holding company, non-U.S. or U.S., other depositary institution, or any company engaged in financial activity or any “covered fund” as defined in Section 13.7 of the BHC Act.

(g) The Parent shall reasonably cooperate with the GS Investors, their members and their respective Affiliates in an effort to avoid or mitigate any cost or criminal, legal or regulatory consequences to the GS Investors and their Affiliates that might arise from any such investigation, proceeding, other action, event, occurrence, violation, or breach described in Section 6.8(a) (including by permitting representatives of the GS Investors to review written submissions in advance, attend meetings with authorities and coordinate and provide assistance in meeting with regulators).

(h) Access to Information and Personnel; Regulatory Examinations. The Parent shall, and shall cause its Subsidiaries to, provide the GS Investors or the Advent Investor, or any governmental authority having jurisdiction over the GS Investors and their Affiliates or the Parent full access to all books, records, policies and procedures, internal audit and compliance reports, and to officers, personnel, accountants and other representatives of the Parent and its Subsidiaries and their respective businesses, whether located in the U.S. or outside the U.S., including without limitation the right to audit any of such books, records, policies and procedures, and reports and to make copies therefrom. The Parent shall provide the GS Investors or the Advent Investor with access to any materials viewed by any governmental authority if requested by the GS Investors or the Advent Investor and if permitted by applicable Law.

(i) Management Officials. The Parent must consult with the GS Investors before any Management Official of the Parent or any Subsidiaries takes a position as a

Management Official of any Depository Organization or any Affiliate thereof, or any nonbank Financial Company designated by the Financial Stability Oversight Council for supervision by the Federal Reserve or any Affiliate thereof. The Parent must advise all Management Officials of the Parent and each of its Subsidiaries of this requirement. For purposes of this subsection (i) only, all capitalized terms are defined as they are defined in the Federal Reserve’s Regulation L (12 C.F.R. Part 212).

(j) Compliance. The Parent shall, and shall cause its Subsidiaries, to comply in all respects with Section 13 of the BHC Act and Regulation VV promulgated thereunder.

(k) Annual Compliance Certificate. The Parent shall prepare and deliver to the GS Investors and Advent Investor a compliance certificate, in the form attached hereto as Schedule A, within one (1) month after the end of each calendar year. The GS Investors may amend the form of compliance certificate from time to time upon written notice to Parent.

Section 6.12. Confidentiality. Each Stockholder shall maintain the confidentiality of any confidential and proprietary information of the Parent and its Subsidiaries (“Proprietary Information”) using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information, except (i) for any Proprietary Information which is publicly available (other than as a result of dissemination by such Stockholder) or a matter of public knowledge generally, (ii) if the release of such Proprietary Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, following delivery of prior written notice to the Parent (to the extent permitted under applicable Law), or (iii) for Proprietary Information that was known to such Stockholder prior to its disclosure by the Parent, or becomes known by such Stockholder, in each case on a non-confidential basis, without, to such Stockholders’ knowledge, breach of any third party’s confidentiality obligations. Each Stockholder further acknowledges and agrees that it shall not disclose any Proprietary Information to any Person, except that Proprietary Information may be disclosed:

(i) to its and its Affiliates’ directors, officers, employees, stockholders, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in the normal course of the performance of their duties to the Investor or its Affiliates; provided such recipient agrees to be bound by a confidentiality agreement consistent with the provisions hereunder or is otherwise bound under law or contract to a duty of confidentiality to the Investor or its Affiliate;

(ii) to any regulatory authority to which the Stockholder or any of its Affiliates is subject or with which it has regular dealings in connection with a general regulatory inquiry not specifically targeted at the Parent; provided that to the extent legally permissible and practicable, the Stockholder give prior notice of such disclosure to the Parent, and provided further, that such authority is advised of the confidential nature of such information;

(iii) to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Parent, its Affiliates or any of its Representatives

have provided to such Stockholder relating to such tax treatment and tax structure); provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information; or

(iv) if the prior written consent of the Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Proprietary Information in connection with the assertion or defense of any claim by or against the Parent or any Stockholder.

Section 6.13. Certain Other Matters.

(a) Neither the Parent nor any of its Subsidiaries shall enter into any contract, agreement, arrangement or understanding containing any provision or covenant that purports to, or could reasonably be expected to, limit in any respect the ability of any Investor or any of their respective Affiliates or portfolio companies to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business, (iii) compete with or obtain products or services from any Person or (iv) provide products or services to the Company or any of its Subsidiaries (other than the consent requirements set forth in Section 3.2(q) of this Agreement).

(b) Notwithstanding anything in this Agreement, none of the provisions of this Agreement, other than the confidentiality provisions contained herein, shall in any way limit any Affiliate or portfolio company of any Investor from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business. Notwithstanding anything to the contrary set forth in this Agreement, the restrictions contained in this Agreement shall not apply to any Share Equivalents acquired by any of Affiliates of the GS Investors following the IPO in the ordinary course of such Affiliates other businesses and other than for investment purposes.

ARTICLE VII

ADDITIONAL PARTIES

Section 7.1. Additional Parties. Additional parties, provided they are Permitted Holders, may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a counterpart of this Agreement by the Parent and the acceptance thereof by such additional parties and, to the extent permitted by Section 8.6, amendments may be effected to this Agreement reflecting such rights and obligations, consistent with the terms of this Agreement, of such party as the Investors and such party may agree.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Freedom to Pursue Opportunities.

(a) The parties expressly acknowledge and agree that: (i) each of the Investors, their respective Affiliates and associated funds, including directors and officers of the Parent, has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Parent or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person, including those lines of business deemed to be competing with the Parent or any of its Subsidiaries; (ii) none of the Parent, any of its Subsidiaries or any Stockholder shall have any rights in and to the business ventures of any Investor, its Affiliates and associated funds, including directors and officers of the Parent, or the income or profits derived therefrom; (iii) each of the Investors, their respective Affiliates and associated funds, including directors and officers of the Parent, may do business with any potential or actual customer or supplier of the Parent or any of its Subsidiaries or may employ or otherwise engage any officer or employee of the Parent or any of its Subsidiaries; and (v) in the event that an Investor, director or officer of the Parent, any of such Investor’s respective Affiliates or associated funds acquires knowledge of a potential transaction or matter that may be an opportunity for the Parent, any of its Subsidiaries, or any other Stockholder, such Investor, director or officer of the Parent, such Investor’s Affiliates or associated funds shall have no fiduciary duty or other duty (contractual or otherwise) to communicate or present such opportunity to the Parent, any of its Subsidiaries, any other Stockholder, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Parent, any of its Subsidiaries, any other Stockholder (and their respective Affiliates) for breach of any fiduciary duty or other duty (contractual or otherwise) by reason of the fact that such Investor, Affiliate, associated fund, director or officer directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Parent, any of its Subsidiaries, or any other Stockholder. For the avoidance of doubt, this Section 8.1 shall not apply to any directors of the Parent or any of its Subsidiaries that are not also Investor Director Designees. For the avoidance of doubt, any actions taken, directly or indirectly, by any publicly traded Affiliate (or any of its officers, directors or employees) of an Investor shall not be deemed to be an action taken by such Investor.

(b) Each Stockholder (for itself and on behalf of the Parent) hereby, to the fullest extent permitted by applicable Law, acknowledges and agrees that, (i) in the event of any conflict of interest between the Parent or any of its Subsidiaries, on the one hand, and any Stockholder, on the other hand, such Stockholder (or the Investor Director Designees appointed by such Stockholder acting in their capacity as a director) may act in such Stockholder’s best interest and (ii) no Stockholder (or the Investor Director Designees appointed by such Stockholder acting in their capacity as a director), shall be obligated (A) to reveal to the Parent or any of its Subsidiaries confidential information belonging to or relating to the business of such Stockholder or (B) to recommend or take any action in its capacity as such Stockholder or Investor Director Designee, as the case may be, that prefers the interest of the Parent or any of its Subsidiaries over the interest of such Stockholder or Investor Director Designee, as the case may

be. For the avoidance of doubt, to the extent any provision of this Section 8.1(b) conflicts with any provision of the Parent’s code of conduct policy (or similar policy), the provisions of this Section 8.1(b) shall control.

Section 8.2. Entire Agreement. This Agreement, together with the Registration Rights Agreement in Exhibit B hereto, and all of the other exhibits, annexes and schedules hereto and thereto constitute the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, without limitation, the by-laws of any company, this Agreement shall govern as among the parties hereto.

Section 8.3. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State.

(b) Any claim, action, suit or proceeding (whether in contract or tort) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

(c) Subject to applicable Law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable Law, each party agrees that service of process on such party as provided in Section 8.10 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, TO THE EXTENT NO PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO

THAT THIS SECTION 8.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 8.4. Obligations; Remedies. The Parent and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that the Parent or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

Section 8.5. Consent of the Investors. If any consent, approval or action of the Investors is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held by the Investors at such time provide such consent, approval or action in writing at such time, unless this Agreement provides for more specific consent requirements of the Investors with respect to such consent, approval or action.

Section 8.6. Amendment and Waiver.

(a) The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written consent of each Investor that has not Transferred (through one or more Transfers) more than ninety percent (90%) of its Initial Ownership Interest (excluding pro rata Transfers agreed to by the Investors and Transfers to Affiliates); provided that any amendment, modification or waiver that disproportionately and adversely affects any Investor that has Transferred more than 90% of its Initial Ownership Interest as compared to any other Investor shall also require the written consent of such adversely affected Investor. If requested by the Investors, the Parent agrees to execute and deliver any amendments to this Agreement which are not adverse to Parent or its public shareholders to the extent so requested by the Investors in connection with the addition of (i) a transferee of Share Equivalents or (ii) a recipient of any newly-issued Share Equivalents as a party hereto; provided that such amendments are in compliance with the provisos set forth in the immediately foregoing sentence and the terms of this Agreement. Any amendment, modification or waiver effected in accordance with the foregoing shall be effective and binding on the Parent and all Permitted Holders.

(b) Any failure by any party at any time to enforce any of the provisions of this Agreement, or single or partial enforcement of any rights, powers or remedies conferred by this Agreement, shall not be construed a waiver of such provision or any other provisions hereof, or preclude any other or further exercise thereof.

Section 8.7. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ Permitted Transferees.

Section 8.8. Termination. This Agreement shall automatically terminate upon the earlier of (i) a Change in Control; (ii) written agreement of the Investors who hold Shares at such time; (iii) the dissolution or liquidation of the Parent. In the event of any termination of this Agreement as provided in this Section 8.8, this Agreement shall forthwith become wholly void and of no further force or effect (except for the Sections enumerated in the preceding sentence as surviving and this Article VIII) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in this Article VIII. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

Section 8.9. Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, by its acceptance of the benefits of this Agreement, the Parent and each Stockholder covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Stockholders or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 8.10. Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (d) one Business Day following the day sent by overnight courier (with written confirmation of receipt):

(w)	if to the Parent, to:

TransUnion

c/o TransUnion Intermediate Holdings, Inc.

555 West Adams Street

Chicago, Illinois 60661

Attention:   James M. Peck, President and Chief Executive Officer

Attention:   John W. Blenke, Executive Vice President, Corporate General Counsel and Corporate Secretary

Facsimile No.: (312) 466-7706

with a copy (which shall not constitute notice) to each of the GS Investor and the Advent Investor as specified in sub-parts (x) and (y) below;

(x)	if to the GS Investor, to:

c/o Goldman, Sachs & Co.

200 West Street

New York, New York 10282-2198

Attention: Facsimile:	Sumit Rajpal 212-357-5505

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Facsimile:	Michael Aiello (212) 310-8007

(y)	if to the Advent Investor, to:

Advent International Corp.

75 State Street, 29th Floor

Boston, Massachusetts 02109

Attn: Christopher Egan and James Westra

Facsimile No.: (617) 951-0568

with a copy (which shall not constitute written notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Facsimile:	Michael Aiello (212) 310-8007

and, (z) in the case of the Investors, to such party’s address appearing on the stock books of the Parent or to such other address as may be designated by such party in writing to the Parent. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

Section 8.11. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, then, so long as no party is deprived of the benefits of this Agreement in any material respect, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 8.12. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereto.

Section 8.13. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and, except as provided in Sections 6.10 and 8.9, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.14. Recapitalizations; Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Parent or any successor or assign of the Parent (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 8.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 8.15.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

TRANSUNION

By:
Name:
Title:

SIGNATURE PAGE TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

GS CAPITAL PARTNERS VI FUND, L.P.

By:	GSCP VI Advisors, L.L.C.
its General Partner

By:
Name:
Title:

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:	GS Advisors VI, L.L.C.
its General Partner

By:
Name:
Title:

SPARTANSHIELD HOLDINGS

By:	GS Capital Partners VI Offshore Fund, L.P., its General Partner

By: GSCP VI Offshore Advisors, L.L.C., its General Partner

By:
Name:
Title:

ADVENT-TRANSUNION ACQUISITION LIMITED PARTNERSHIP

By:	Advent-TransUnion GP LLC, its General Partner

By:
	Name:	Michael Ristaino
	Title:	President

SIGNATURE PAGE TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

EXHIBIT A

FORM OF JOINDER TO AMENDED AND RESTATED MAJOR STOCKHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Amended and Restated Major Stockholders’ Agreement dated as of [            ,] 2015 (the “Major Stockholders’ Agreement”) among TransUnion and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Major Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and a “Stockholder” under the Major Stockholders’ Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired Share Equivalents (to the extent permitted by the Major Stockholders’ Agreement) as if it had executed the Major Stockholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Major Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:             , 20

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

AGREED ON THIS [    ] day of [        ], 20    :

TRANSUNION

By:
Name:
Title:

JOINDER TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

EXHIBITS TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

EXHIBIT C

FORM OF DIRECTOR & OFFICER INDEMNIFICATION AGREEMENT

EXHIBITS TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

Exhibit D

Management Rights Letter

[Date]

GS Capital Partners VI Parallel, L.P.

[ADDRESS OF VCOC FUND]

Dear Sirs:

This letter agreement (the “Letter Agreement”) will confirm our agreement that, in connection with your investment in TransUnion (the “Company”), GS Capital Partners VI Parallel, L.P. (“Investor”) will be entitled to the following contractual management rights relating to the Company (collectively, the “Management Rights”):

1.	If at any time, Investor has the right to appoint a Board Observer (as defined in the Amended and Restated Major Stockholders Agreement of the Company dated , 2015 (the “MSA”) pursuant to Section 3.1(b) of the MSA, such Board Observer of the Investor shall be (i) provided by the Company with all notices of meetings, consents, minutes and other written materials that are provided to the Board of Directors of the Company (the “Company Board”) or any committee thereof or the board of directors of any direct or indirect subsidiary of the Company or any committee thereof at the same time as such materials are provided to the Company Board, such subsidiary board or any such committee, as applicable, (ii) entitled to attend all meetings of the Company Board, any subsidiary board and any committee thereof and (iii) entitled to participate in discussions at all such meetings; provided that the Board Observer may be excluded from access to any material or meeting or portion thereof if the Company Board or any subsidiary board, as applicable, determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege. Reasonable costs and expenses incurred by the Observer for the purposes of attending Company Board or subsidiary board (or committee) meetings and conducting other Company or subsidiary business will be paid by the Company.

2.	Investor shall be entitled to consult with and advise management of the Company and its direct and indirect subsidiaries on significant business issues of the Company and its direct and indirect subsidiaries, including management’s proposed annual operating plans, and management of the Company and its direct and indirect subsidiaries will meet regularly during each year with representatives of Investor (the “Representatives”) at the Company’s or such subsidiary’s facilities, as applicable, (or, at the Investor’s sole discretion, by telephone) at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans.

3.	Investor may inspect the books and records and facilities and properties of the Company and its direct and indirect subsidiaries at reasonable times and intervals

COMPLIANCE CERTIFICATE FOR TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

concerning the general status of the Company’s or any such subsidiary’s financial conditions and operations, provided that access to privileged information need not be provided.

4.	Investor agrees, and shall cause each of its Representatives to agree, that any confidential information provided to or learned by it in connection with the exercise of Investor’s Management Rights under this Letter Agreement shall be subject to the confidentiality provisions set forth in the Investment Agreement.

This Letter Agreement shall remain in effect until such time as Investor no longer owns, directly or indirectly, any Share Equivalents. The confidentiality obligations referenced herein will survive any such termination.

The rights set forth in this Letter Agreement are intended to satisfy the requirement of contractual management rights for purposes of qualifying Investor’s interests in the Company as venture capital investments for purposes of the Plan Asset Regulations (as defined in the MSA), and in the event that, after the date hereof, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is determined that such rights are not satisfactory for such purpose, Investor and the Company shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

* * * * *

Very truly yours,

TRANSUNION

By:
Name:
Title:

AGREED AND ACCEPTED THIS

     day of             , 2015

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:
Name:
Title:

EXHIBITS TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT

SCHEDULE B

Form Compliance Certificate

TRANSUNION

COMPLIANCE CERTIFICATE

[Date]

Reference is made to the Amended and Restated Major Stockholders’ Agreement among TransUnion (the “Parent”), the GS Investors, the Advent Investor, and the Stockholders, dated as of [            ], 2015 (the “Major Stockholders’ Agreement”). Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Major Stockholders’ Agreement.

I,                     , [Chief Executive Officer/Chief Financial Officer/Head of Compliance/General Counsel] of the Company, do hereby certify, on behalf of the Company and not in my individual capacity, as follows:

The Company has, and the Company has caused its Subsidiaries to have, in [insert the most recently completed calendar year] performed and complied in all material respects with the obligations and covenants applicable to the Company in the Major Stockholders’ Agreement, including compliance with the provisions of Section 6.11.

IN WITNESS WHEREOF, I have signed this certificate as of the date first set forth above.

By:
Name:
	Title:	[To be executed by Chief Executive
Officer, Chief Financial Officer, Head of
Compliance, or General Counsel]

EXHIBITS TO TRANSUNION MAJOR STOCKHOLDERS’ AGREEMENT